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                                                                   EXHIBIT 10.28

          Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.




               AMENDED AND RESTATED RESEARCH AND LICENSE AGREEMENT (Incorporating amendments to the Research and License Agreement made through
              December 28, 1998 (the "Restatement Effective Date"))

     This Amended and Restated Research and License Agreement (the "Agreement") is effective as of March 31, 1996 (the "Effective Date"), by and between Millennium Pharmaceuticals, Inc., a corporation organized and existing under the laws of the State of Delaware and having its principal office at 238 Main Street, Cambridge, Massachusetts 02142 ("Millennium") and Eli Lilly and Company, a corporation organized and existing under the laws of the State of Indiana and having its principal place of business at Lilly Corporate Center, Indianapolis, Indiana 46285 (together with its Affiliates, "Lilly").

     WHEREAS, Millennium is in the business of conducting research in the field of human genomics, an objective of which is to discover potential biological targets and assays for use in drug discovery, diagnostics and gene therapy.

     WHEREAS, Lilly is in the business of discovering, developing and marketing pharmaceuticals, diagnostics and animal health products.

     WHEREAS, Lilly has substantial experience and expertise in assaying for and developing drugs which are useful in various human disorders, and in developing and commercializing protein therapeutics.

     WHEREAS, Lilly is interested in funding and collaborating with Millennium in discovering and developing assays to develop therapeutics in the area of Oncology (defined hereinafter), in discovering and developing proteins to use as therapeutics, and in obtaining rights to such technology for diagnostics and gene therapy under specified circumstances.

     WHEREAS, Lilly and Millennium entered into the Research and License Agreement (the "Original Agreement") effective as of the Effective Date, as amended by a certain Addendum to Research and License Agreement executed in May 1997.

     WHEREAS, Lilly and Millennium are desirous of amending and restating the terms of the Original Agreement, as amended.

     NOW, THEREFORE, Millennium and Lilly agree as follows:





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                                    Article I
                                    ---------
                                   Definitions
                                   -----------

     SECTION 1.1. GENERAL. When used in this Agreement, each of the following terms shall have the meanings set forth in this Article.

     SECTION 1.2. "Affiliate" means a) any corporation or business entity, of which Lilly or Millennium, at the time in question, directly or indirectly owns or controls fifty percent (50%) or more of the stock having the right to vote for directors thereof or otherwise controls the management of the corporation or business entity, or b) any corporation, individual or business entity which now or hereafter directly or indirectly owns or controls fifty percent (50%) or more of the stock of Lilly or Millennium having the right to vote for directors thereof.

     SECTION 1.3. "Analog Protein Drug" means a protein or polypeptide which has been modified through a change in its primary structure resulting in a functionally significant change (such as a change in its pharmacokinetic or pharmacodynamic properties) to allow it to become a therapeutic Product demonstrating relevant IN VITRO and IN VIVO activity. For purposes of this definition, a polypeptide constituting the pharmacologically active fragment of a protein, that has not been modified through a change in its primary structure resulting in a functionally significant change, shall not be considered an Analog Protein Drug.

     SECTION 1.4. "Antisense Drug" means any drug or drug candidate which consists of nucleic acid or a functional analog, derivative or homologue thereof and which is complementary to a segment of DNA of a target gene or such target gene's cognate RNA and which, upon delivery by any means, alters the transcription, processing, elaboration, RNA expression, or protein production of or by such target gene.

     SECTION 1.5. "Candidate Gene" means (a) [**] which has been implicated in a disease or condition in the Field, or (b) [**] in a disease or condition in the Field. The gene must be implicated in the disease or condition in the Field
(i) by Millennium prior to the Effective Date or by Millennium, by Lilly or jointly by the parties in the course of the Program and (ii) [**] the Candidate Gene shall mean [**]; or (C) by any other method, including but not limited to expression profiling or other cDNA technique (in which case it shall be appropriately [**] ; all as determined in good faith by the Joint Management Team. Notwithstanding the foregoing, a gene may be designated a Candidate Gene pursuant to Section 5.6.


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     SECTION 1.6.   "Candidate Protein Drug" means a Protein encoded by a
Candidate Gene or other Protein, the identification of which other Protein was based upon the identification of a Candidate Gene, and which, in either case, is potentially suitable for development into a therapeutic product.

     SECTION 1.7. "Confidential Information" means all materials, Know-How or other information, including, without limitation, proprietary information and materials (whether or not patentable) regarding a party's technology, products, business information or objectives, which is designated as confidential in writing by the disclosing party, whether by letter or by the use of an appropriate stamp or legend, prior to or at the time any such material, trade secret or other information is disclosed by the disclosing party to the other party. Notwithstanding the foregoing to the contrary, materials, Know-How or other information which is orally, electronically or visually disclosed by a party, or is disclosed in writing without an appropriate letter, stamp or legend, shall constitute Confidential Information if the disclosing party, within thirty (30) days after such disclosure, delivers to the other party a written document or documents describing the materials, Know-How or other information and referencing the place and date of such oral, visual, electronic or written disclosure and the names of the persons to whom such disclosure was made, provided, however, that any technical information disclosed at a meeting of the Joint Management Team shall constitute Confidential Information unless otherwise specified.

     SECTION 1.8. "Contract Year" means the twelve (12) month period beginning on the Effective Date, and each succeeding twelve (12) month period thereafter.

     SECTION 1.9. "Diagnostic Product" means any diagnostic product in the Field, in the form of a device, compound, kit or service discovered, or the utility of which is discovered, or the development of which is undertaken, in the course of the Program or the Lilly Development Program, using or incorporating Millennium Field Know-How and/or Millennium Field Patent Rights.

     SECTION 1.10.  "Field" means the application in Oncology of:
     (a) All genes located at chromosome [**] , including but not limited to loss of [**] cancer [**], and [**] cancer [**];
     (b) Mechanisms of [**] including but not limited to the association with [**] such as [**] and the mechanism of action of factors that mediate [**], including but not limited to [**];
     (c) Mechanisms of [**] proliferative conditions including but not limited to the discovery of novel genes implicated in the susceptibility, progression

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          and metastasis of [**] cancer, analysis of [**] cells and variants of these cells, and malignant tissues;
     (d) All [**] mechanisms including but not limited to inhibition of [**] activity; and
     (e) All [**] mechanisms including but not limited to the inhibition of the [**].

     SECTION 1.11. "FTE" means a full time equivalent scientific person year (consisting of a total of forty-seven (47) weeks or one thousand eight hundred eighty (1,880) hours per year of scientific work on or directly related to the Millennium Research Program), carried out by a Millennium employee, having at least a Bachelor Degree in a science. Scientific work on or directly related to the Millennium Research Program to be performed by Millennium employees can include, but is not limited to, experimental laboratory work, recording and writing of results, reviewing literature and references, holding scientific discussions, managing and leading scientific staff, development and application of bioinformatic tools related to the Millennium Research Program, and carrying out project management duties.

     SECTION 1.12. "Gene Therapy Drug" means any drug or drug candidate, excluding an Antisense Drug, which consists of nucleic acid or a functional analog, derivative or homologue thereof and which, upon delivery by any means, provides a gene product encoded therein which is expressed.

     SECTION 1.13. "Know-How" means any information, data and materials, including organic compounds and biological materials such as cell lines, RNA, DNA, DNA fragments, organisms, proteins, polypeptides, plasmids and vectors and software, user's manuals and guides.

     SECTION 1.14. "Lilly Development Program" means the development program to be undertaken by Lilly during the term of the Millennium Research Program and for [**] thereafter to discover and develop Products in the Field based on the results arising from the Millennium Research Program and the Lilly Research Program.

     SECTION 1.15. "Lilly Field Know-How" means Know-How in the Field which is necessary or useful in order to discover, develop, make, use, sell or seek approval to market Products and, in particular, any such information, data or materials that are necessary or useful to the discovery, development, manufacture or use of and relating to the pharmacological, biological or clinical properties of Products, and which is either (a) in Lilly's possession on the Effective Date and to which Lilly has the right to grant licenses without violating the terms of any agreement with a third

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party, or (b) Know-How which Lilly develops or acquires in the course of the
Lilly Research Program or the Lilly Development Program.

     SECTION 1.16. "Lilly Field Patent Right(s)" means a Patent Right within the Field that is owned or controlled by Lilly and a Patent Right within the Field as to which Lilly has the right to grant licenses or sublicenses without violating the terms of any agreement or other arrangement with a third party, at least one claim of which covers the making, using or selling of a Product or any methods and substances that were at any time included in Lilly Field Know-How that are useful in discovering Products, and which is developed or acquired in the course of the Lilly Research Program or the Lilly Development Program. Lilly Field Patent Rights are specifically excluded from the definition of Lilly Field Know-How under this Agreement.

     SECTION 1.17. "Lilly Research Program" means the research program, the term of which is during the time that research at Millennium is funded by Lilly pursuant to this Agreement, and which is to be undertaken by Lilly to discover Products in the Field based on Millennium Field Know-How and Millennium Field Patent Rights. For any specific compound, the Lilly Research Program shall not extend beyond the time that such compound is [**] .

     SECTION 1.18. "Major Market Countries" means the United States, Canada, Japan, the United Kingdom, Germany, France, Spain and Italy.

     SECTION 1.19. "Millennium Field Know-How" means Know-How in the Field which is necessary or useful in order to discover, develop, make, use, sell or seek approval to market Products and, in particular, any such information, data or materials that are necessary or useful to the discovery, development, manufacture or use of and relating to the pharmacological, biological, or clinical properties of Products, other than information and biological samples relating to human materials acquired or otherwise accessed by Millennium and used in genetic analysis in the Program, and which is either (a) in Millennium's possession on the Effective Date and to which Millennium has the right to grant licenses without violating the terms of any agreement with a third party, or (b) Know-How which Millennium develops or acquires in the course of the Millennium Research Program, excluding generalized methods for conducting genomic research and characterizing the function of genes.

     SECTION 1.20. "Millennium Field Patent Right(s)" means a Patent Right within the Field that is owned or controlled by Millennium and a Patent Right within the Field as to which Millennium has the right to grant licenses without violating the terms of any agreement or other arrangement with a third party, at least one claim of

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which covers the making, using or selling of a Product or any methods and substances that were at any time included in Millennium Field Know-How that are useful in discovering Products, and which is either (a) owned or controlled by, or under license to, Millennium on the Effective Date, or (b) developed or acquired in the course of the Millennium Research Program. Millennium Field Patent Rights are specifically excluded from the definition of Millennium Field Know-How under this Agreement.

     SECTION 1.21. "Millennium Research Program" means the research program, the term of which extends during the time that research is funded by Lilly pursuant to this Agreement, and which is to be undertaken by Millennium using genomic technology to discover and characterize Candidate Genes, Validated Targets and Candidate Protein Drugs with potential utility for the development of Products in the Field, as described in greater detail on APPENDIX A to be attached to this Agreement within ninety (90) days after the Effective Date (which APPENDIX A is subject to review and modification by the Joint Management
Team).

     SECTION 1.22. "Modified Drug" means a compound in the Field which, (a) [**], prior to or outside of the Program, was identified by [**] to its development as a therapeutic product in the Field, and (b) was modified through the use of [**] at any time during the term of the Program or the Lilly Development Program. Modified Drug does not include any Candidate Protein Drug, Peptido Mimetic, Analog Protein Drug, Small Molecule Drug, Gene Therapy Drug or Antisense Drug.

     SECTION 1.23. "Net Sales" means with respect to the Product, the gross amount invoiced by Lilly, its Affiliates or sublicensees to unrelated third parties for the Product, in the Territory, less:
     (a)  Trade, quantity and cash discounts actually allowed;
     (b) Discounts, refunds, rebates, chargebacks, retroactive price adjustments, and any other allowances which effectively reduce the net selling price;
     (c)  Actual product returns and allowances;
     (d) That portion of the net selling price associated with the cost of drug delivery systems;
     (e) Any tax imposed on the production, sale, delivery or use of the product (excluding federal, state or local taxes based on income);
     (f)  Distribution expenses reasonably documented by Lilly; and
     (g) Any other similar and customary deductions (as defined and accepted by generally accepted accounting principles ("GAAP")), actually incurred.

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Such amounts shall be determined from the books and records of the parties maintained in accordance with GAAP, consistently applied.

     In the event the Product is sold as part of a Combination Product, the Net Sales from the Combination Product, for the purposes of determining royalty payments, shall be determined by multiplying the Net Sales of the Combination Product (as defined in the standard Net Sales definition) by the fraction, A/A+B where A is the average sale price of the Product when sold separately in finished form and B is the average sale price of the other product(s) sold separately in finished form.

     In the event that the average sale price of the Product can be determined but the average sale price of the other product(s) cannot be determined, Net Sales for purposes of determining royalty payments shall be calculated by multiplying the Net Sales of the Combination Products by the fraction C/C+D where C is the selling party's average sales price of the Product and D is the difference between the average selling price of the Combination Product and the average selling price of the Product. If the average sale price of the other product(s) can be determined but the average price of the Product cannot be determined, Net Sales for purposes of determining royalty payments shall be calculated by multiplying the Net Sales of the Combination Products by the following formula: one (1) minus C/C+D where C is the average selling price of the other product(s) and D is the difference between the average selling price of the Combination Products and the average selling price of the other product(s). In no event, however, shall the Net Sales of Products be less than fifty percent (50%) of the Net Sales of the Combination Products.

     In the event that the average sale price of both the Product and the other product(s) in the Combination Product cannot be determined, the Net Sales of the Product shall be deemed to be equal to fifty percent (50%) of the Net Sales of the Combination Product.

     The Net Sales price for a Combination Product shall be calculated once each calendar year and such price shall be used during all applicable royalty reporting periods for the entire calendar year. When determining the average sale price of a Product or product(s), the average sale price shall be calculated using data arising from the twelve (12) months preceding the calculation of the Net Sales price for the Combination Product. As used above, the term "Combination Product" means any pharmaceutical product which comprises the Product and other active compounds and/or ingredients.


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     SECTION 1.24.  "Oncology" means preventative or therapeutic interventions for malignant processes, including, without limitation, initiation, progression, proliferation and metastasis and the development of benign processes that are known, or become known, to become malignant processes, such as adenomas. Oncology shall not mean the discovery of interventions for benign processes that do not become malignant processes, including without limitation, fibroids. The Joint Management Team shall make a good faith determination based on available scientific data whether a benign process becomes known to become a malignant process. Such determination shall be made by a majority vote of the Joint Management Team. In the event that the Joint Management Team is equally divided on the question of whether a benign process becomes known to become a malignant process, such question shall be decided by a majority vote of a panel of three
(3) experts in the field of oncology, one expert selected by Millennium, another expert selected by Lilly and the third expert selected by the two experts selected by the parties. Notwithstanding the foregoing, a benign process that
(i) becomes known to become a malignant process after the Effective Date, and
(ii) is the subject of an agreement between Millennium and a third party that was entered into prior to the time that such benign process became known to become a malignant process and that precludes a collaboration between Millennium and Lilly with respect to such benign process, shall not be included in Oncology.

     SECTION 1.25. "Patent Right(s)" means a patent or patent application and all divisions, continuations, continuations-in-part, reissues, reexaminations, extensions, Supplementary Protection Certificates and foreign counterparts thereof that is owned or controlled by Millennium or by Lilly, or a license to the same to which either Millennium or Lilly has the right to grant a sublicense.

     SECTION 1.26. "Peptido Mimetic Drug" means a synthetic organic molecule which is a mimetic of, or is designed or developed using medicinal, SAR or combinatorial chemistry techniques to incorporate, key structural features of a Candidate Protein Drug and which is a therapeutic product.

     SECTION 1.27. "Product" means (a) any Candidate Protein Drug, Analog Protein Drug, Small Molecule Drug, or Peptido Mimetic Drug discovered or the development of which is undertaken (i) in the course of the Program, or (ii) using Program Know-How and/or Program Patent Rights at any time during the term of the Lilly Development Program, and which is sold for use as a human pharmaceutical or animal health product, and (b) any Modified Drug, provided that Products shall not include (a) Gene Therapy Drugs, subject to the option set forth in Section 5.3, (b) Antisense Drugs, or (c) Diagnostic Products, subject to the option set forth in Section 5.4.

     SECTION 1.28. "Program" means, collectively, the Millennium Research Program and the Lilly Research Program.

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     SECTION 1.29.  "Program Know-How" means Millennium Field Know-How and Lilly
Field Know-How, collectively, whether or not it was developed or acquired solely or jointly by Millennium and/or Lilly. Program Know-How includes but is not limited to Candidate Genes, Validated Targets and Candidate Protein Drugs.

     SECTION 1.30. "Program Patent Rights" means Millennium Field Patent Rights and Lilly Field Patent Rights, collectively, whether or not it was developed or acquired solely or jointly by Millennium and/or Lilly.

     SECTION 1.31. "Project Team Status" means the point in the Lilly Development Program when a potential Product has been [**].

     SECTION 1.32. "Protein" means any of a class of high molecular weight (i.e., weighing greater than [**]) polymer compounds composed of a variety of amino acids joined by peptide linkages, including aggregates, hybrids and fragments thereof, as well as naturally post-translationally modified variants thereof (i.e., glycosylated proteins) and chemically modified versions thereof (e.g., pegylated or liposomally encapsulated proteins).

     SECTION 1.33. "Small Molecule Drug" means a small molecule therapeutic product within the Field originating from a screen using a Validated Target, other than a Candidate Protein Drug, an Analog Protein Drug, a Peptido Mimetic Drug, a Modified Drug, a Gene Therapy Drug or an Antisense Drug.

     SECTION 1.34.  "Territory" means all countries of the world.

     SECTION 1.35. "Validated Target" means a biological target which, based on demonstrating relevant IN VITRO and IN VIVO activity, is appropriate for [**] , and which has been [**]. A Validated Target may be a Candidate Gene, a Protein encoded by a Candidate Gene or other qualifying biological molecule in a relevant biochemical pathway, the identification of which or the linkage with a disease is based upon the identification of a Candidate Gene.

     SECTION 1.36. "Valid Claims" means any claim(s) pending in a patent application or in an unexpired patent which has not been held unenforceable, unpatentable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and which has not been admitted to be invalid or unenforceable through reissue or disclaimer. If in any country there should be two or more such decisions

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conflicting with respect to the validity of the same claim, the decision of the higher or highest tribunal shall thereafter control; however, should the tribunals be of equal rank, then the decision or decisions upholding the claim shall prevail when the decisions are equal in number, and the majority of decisions shall prevail when the conflicting decisions are unequal in number.

     SECTION 1.37. "Program Gene" means an isolated gene that (a) was identified or discovered in the course of the Program, (b) is not designated as a Candidate Gene, and (c) is permanently dropped from investigation for use in the Field as part of the Program or the Lilly Development Program. Without limiting the generality of the foregoing, a Program Gene does not include any gene that is temporarily dropped from investigation for use in the Field as part of the Program or the Lilly Development Program.

     SECTION 1.38. "Outside of the Field" means (a) all human medical indications other than those in the Field and (b) all animal medical indications.

                                   Article II
                                   ----------
                       Research and Collaboration Program
                       ----------------------------------

     SECTION 2.1. EXCLUSIVE ARRANGEMENT. During the term of the Millennium Research Program, Millennium agrees that it shall not participate, either directly or in collaboration with others in any genomics research relating to the Field except pursuant to the terms of this Agreement, including the provisions of Section 5.2 hereof, provided that the foregoing shall not apply to activities in the Field by Millennium relating to the research, development and commercialization of Diagnostic Products (subject to the provisions of Section 5.4), Gene Therapy Drugs (subject to the provisions of Section 5.3) and Antisense Drugs. Wherever used in the immediately preceding sentence, the term "Field" shall be limited in its scope to the areas set forth in subsections (a),
(b) and (c) of Section 1.10. Millennium acknowledges that Lilly has independent research efforts directed to the Field but not relating to the Millennium Research Program. To the extent that such activities do not fall within the scope of the Lilly Research Program, Millennium acknowledges that it is not granted any right to such research.

     SECTION 2.2. JOINT MANAGEMENT TEAM. As soon as practicable after execution of the Original Agreement, the parties shall establish a Joint Management Team, consisting of four (4) representatives designated by Lilly and four (4) representatives designated by Millennium. Each party shall make its initial designation of its representation not later than thirty (30) days after execution of the Original Agreement. Each party shall cause its representatives to attend the meetings of the Joint Management Team. If a representative of a party is unable to attend a meeting, such party may designate an alternate to attend such meeting in place of the missing representative. In addition, each party may at its discretion invite non-voting

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employees, consultants or scientific advisors to attend the meetings of the
Joint Management Team. The Joint Management Team shall meet no less frequently than once each calendar quarter, and shall meet at such other times as deemed appropriate by the Joint Management Team. Each party may change any one or more of its representatives to the Joint Management Team at any time upon notice to the other party. The location of the Joint Management Team meetings shall alternate between Massachusetts and Indiana, or as otherwise mutually agreed.

     SECTION 2.3. JOINT MANAGEMENT TEAM RESPONSIBILITIES. The Joint Management Team shall be responsible for coordinating and reviewing the activities of the parties under this Agreement, including without limitation the Program. Without intending to limit the generality of the foregoing, the Joint Management Team shall oversee the disclosure and transfer of relevant Know-How to facilitate the research and development of Candidate Genes, Validated Targets, Candidate Protein Drugs and Products pursuant to Article III. Subject to the minimum funding levels established in Section 8.1, the Joint Management Team shall determine the level and extent of research work to be conducted by Millennium and funded by Lilly under this Agreement. The Joint Management Team shall be informed of the specific individuals who will work on the Millennium Research Program. The Joint Management Team shall also attempt to settle any disputes that may arise between the parties.

     SECTION 2.4. GOALS AND OBJECTIVES. As soon as practical after the execution of the Original Agreement, the Joint Management Team shall agree on the initial goals and objectives and research and development activities of the Program, including the specific targets to be initially pursued under the Program. At each meeting of the Joint Management Team, the progress of the Program will be reviewed and if necessary the goals and/or resource allocation for the Millennium Research Program will be modified. No later than October 1 of each year during the Millennium Research Program, the Joint Management Team shall meet to discuss in detail the progress of the Program and agree upon the short- and long-term goals and prospective budget for the Millennium Research Program. In the event a significant development occurs which may affect the short- or long-term goals or resource allocations of the Program or methods of achieving said goals, the Joint Management Team shall reconvene, reassess and change such methods, resource allocations and/or goals of the Millennium Research Program.


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     SECTION 2.5.   JOINT MANAGEMENT TEAM DECISIONS. The affirmative vote of
[**] of the members of the Joint Management Team shall be required to take any action. Any member of the Joint Management Team who is not present at any meeting either in person or by a designated alternate may appoint another representative or alternate as his proxy to act on his behalf on all matters coming to a vote. The Joint Management Team may conduct meetings by telephone or videoconference. Except as otherwise provided in this Agreement, if the Joint Management Team is unable to reach a [**] or greater vote on any issue, it shall refer that issue to the President of Lilly Research Laboratories (a division of Lilly) and the Chief Executive Officer of Millennium for resolution. If the President of Lilly Research Laboratories and the Chief Executive Officer of Millennium are unable to reach agreement on any issues relating to the Program, [**]; provided, however, that in the event of a disagreement pertaining to [**] comprising the Millennium Research Program (or any current or future collaborative programs) with regards to any current or future Programs agreed upon between the parties, then [**]. For purposes of this Section 2.5,[**] shall be deemed to be significant if more than [**].

     SECTION 2.6. PROGRAM PLAN. The parties shall engage in the Program to expedite the discovery and development of Candidate Genes, Validated Targets, Candidate Protein Drugs and Products in substantial accordance with the research schedule and goals set forth in APPENDIX A.

     SECTION 2.7. MILLENNIUM'S COMMITMENT TO MILLENNIUM RESEARCH PROGRAM. Millennium shall conduct the Millennium Research Program for the first five (5) Contract Years. Prior to the close of the fifth Contract Year, Lilly shall have the option to extend the Millennium Research Program at Millennium for three (3) consecutive one Contract Year periods provided that Lilly gives notice to Millennium at least six (6) months prior to the expiration of the fifth Contract Year and any succeeding Contract Year. However, Lilly and Millennium shall begin discussions concerning the expiration or extension of the Millennium Research Program at least twelve (12) months prior to the end of the fifth Contract Year and each Contract Year thereafter. If Lilly so exercises such option, Millennium and Lilly will diligently attempt to mutually agree on the level and extent of research to be conducted at Millennium during such additional period. If the parties are unable to agree on the level of research for such additional period, then at Lilly's request Millennium shall conduct, and Lilly shall fund, research at a level that is the lesser of (i) the level that was funded during the immediately preceding Contract Year, or (ii) the number of FTEs agreed upon in
Section 8.1 for the fifth Contract Year. In the absence of such agreement or request, the Millennium Research Program shall not be extended. Nothing herein shall be interpreted to eliminate any required adjustments to the FTE

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rate pursuant to Section 8.1(a). During the term of the Millennium Research
Program, Millennium shall submit to Lilly a quarterly report stating the name of each Millennium employee working on the Millennium Research Program and the number of hours that employee spent on the Millennium Research Program.

     SECTION 2.8. DILIGENCE. Millennium shall use reasonable efforts in pursuing and conducting research and development of all Candidate Genes, Validated Targets, Candidate Protein Drugs and related assays developed under the Millennium Research Program. Millennium shall use reasonable efforts to carry out all work done in connection with the Millennium Research Program in compliance with any federal, state or local laws, regulations and guidelines governing the conduct of such work. In addition, all animals involved in the Millennium Research Program shall be provided humane care and treatment in accordance with generally acceptable current veterinary practices.


                                   Article III
                                   -----------
                             Disclosure of Know-how
                             ----------------------

     SECTION 3.1. MILLENNIUM KNOW-HOW. Commencing with the execution of the Original Agreement, Millennium shall disclose to Lilly all existing Millennium Field Know-How which Millennium reasonably believes to be pertinent to the Program. Millennium shall disclose to Lilly on an ongoing basis all additional Millennium Field Know-How which Millennium reasonably believes to be pertinent to the successful execution of the Program for the duration of the Program. Notwithstanding the foregoing, Millennium need not disclose to Lilly any Know-How which Millennium is precluded from disclosing under any agreement binding upon it.

     SECTION 3.2. BIOLOGICAL MATERIALS. Millennium shall also provide Lilly with genes, gene fragments, vectors, cell lines, strains, transgenic organisms, model organisms, DNA and DNA fragments and other biological materials, as well as information relating to such materials, which Millennium reasonably believes to be pertinent to Lilly's activities in the Program. Notwithstanding the foregoing, Millennium need not provide Lilly with any such biological materials or related information which Millennium is precluded from providing under any agreement binding upon it.

     SECTION 3.3. LILLY KNOW-HOW. Lilly shall disclose to Millennium such Lilly Field Know-How which Lilly reasonably believes is needed by Millennium to carry out its obligations within the Millennium Research Program hereunder; provided, however, that Lilly need not disclose to Millennium any Know-How which Lilly is precluded from disclosing under any agreement binding upon it or which Lilly deems to be inappropriate for disclosure.

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                                   Article IV
                                   ----------
                                 Confidentiality
                                 ---------------

     SECTION 4.1. CONFIDENTIAL INFORMATION AND KNOW-HOW. All Know-How or other Confidential Information disclosed by one party to the other during the term of this Agreement shall not be used by the receiving party except in connection with the Program or the identification, selection, preparation, development, manufacture or sale of Products, shall be maintained in confidence by the receiving party, and shall not be disclosed by the receiving party to any other person, firm, or agency, governmental or private, without the prior written consent of the disclosing party, except to the extent that the Know-How or other Confidential Information:

     (a) is known by or in possession of the receiving party at the time of its receipt as documented in contemporaneous written records; or

     (b)  is properly in the public domain; or

     (c) is subsequently disclosed to the receiving party without obligation of confidentiality by a third party who may lawfully do so; or

     (d) is required to be disclosed to governmental agencies in order to gain approval to sell Products; or (e) is necessary to be disclosed to agents, consultants, Affiliates and/or other third parties for the research and development and/or marketing of Products, under this Agreement, which entities first agree to be bound by the confidentiality obligations contained in this Agreement.

     SECTION 4.2. EMPLOYEE OBLIGATIONS. Millennium and Lilly each agree that it shall provide Know-How and other Confidential Information received from the other party only to its employees, consultants and advisors who have a need to know and have an obligation to treat such information and materials as confidential. On a regular basis, Millennium agrees to explicitly counsel its consultants and advisors of the implications arising from such obligations.

     SECTION 4.3. TERM. All obligations of confidentiality and non-use imposed under this Article IV shall expire ten (10) years following termination of the Millennium Research Program. Notwithstanding the foregoing, with respect to Know-How necessary to manufacture Products, such obligations shall not expire until the first to occur of an event specified in clause (a), (b) or (c) of
Section 4.1.


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        Securities and Exchange Commission. Asterisks denote omissions.


                                    Article V
                                    ---------
                                 Grant of Rights
                                 ---------------

     SECTION 5.1. LICENSE TO LILLY. Subject to the terms and conditions of this Agreement, Millennium hereby grants to Lilly:

     (a) an exclusive, worldwide, non-royalty bearing license (subject to Millennium's retained rights), under Millennium Field Patent Rights and Millennium Field Know-How, to make, have made, use, and have used Candidate Genes and Validated Targets within Oncology; such license [**] on prior notice to Millennium, provided however, that Lilly [**];
     (b) an exclusive, worldwide, royalty bearing license, under Millennium Field Patent Rights and Millennium Field Know-How to make, have made, import, use, have used, offer to sell and sell Products; such license [**] on prior notice to Millennium, provided however, that [**];
     (c) an option to obtain exclusive licenses to [**] (as defined in Section 5.2), pursuant to the provisions of Section 5.2;
     (d) a right to either i) negotiate for rights to collaborate on Gene Therapy Drugs, which embody or are discovered or developed using Millennium Field Patent Rights or Millennium Field Know-How, or ii) a co-exclusive right to make, have made, import, use, have used, offer to sell and sell Gene Therapy Drugs, which embody or are discovered or developed using Millennium Field Patent Rights or Millennium Field Know-How, pursuant to the provisions of Section 5.3;
     (e) an option to co-develop and/or co-promote certain Diagnostic Products, for use in the Field and the area of Oncology, which embody or are discovered or developed using Millennium Field Patent Rights or Millennium Field Know-How, pursuant to the provisions of Section 5.4; and
     (f) a co-exclusive (with Millennium), worldwide, non-royalty bearing license, under Millennium Field Patent Rights and Millennium Field Know-How, to make, have made, use, and have used Program Genes [**] and to make, have made, use, and have used Candidate Genes and Validated Targets [**]; such license shall include the right to grant sublicenses on prior written notice to Millennium, provided however, [**].

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     SECTION 5.2. [**].
     (a) The parties understand and agree that during the term, [**], Millennium may undertake genomics research activities designed primarily to yield biological molecules likely to be useful as targets or as pharmaceutical products in the Field (such as the use of [**] . For the purposes of the foregoing definition of [**], which definition shall apply wherever such term is used in this Agreement, the term "Field" shall be limited in its scope to the areas set forth in subsections (a), (b) and (c) of Section 1.10, PROVIDED THAT the limitation set forth in this sentence shall only apply prospectively from the Restatement Effective Date and PROVIDED FURTHER THAT [**] by Millennium to Lilly pursuant to the provisions of this Section 5.2(a) set forth below shall not be affected by such limitation. The parties agree that [**] shall have the [**]. In order to achieve this goal, for the term of the Millennium Research Program, [**] at its regularly scheduled quarterly meetings of any [**] it intends to commence in the upcoming quarter as well as a progress report on any ongoing Non-Program Field Project (the first such notice of a Non-Program Field Project hereinafter referred to as the "Notice Date"). If the Joint Management Team reasonably determines that such [**] shall either [**] or shall [**], provided however, that [**] shall not be required to [**] on a process that, at the time of such initiation, was not known to be a [**] and was only subsequently included in [**] by the Joint Management Team pursuant to Section [**]. If a [**] is approved by the Joint Management Team,[**] during the term of the Millennium Research Program [**] and, in so doing, obtain all rights and incur all obligations associated therewith as if such [**] , except as otherwise provided in this Section 5.2 and Section 8.3. [**] . If such [**] is used in a [**], then the parties shall [**] to the terms by which such [**] shall be used in said [**] before the [**] is used in said [**].

     In the event that [**] with respect to a [**], all prior Patent Rights and prior Know-How developed or acquired in the course of such [**] under this
Section 5.2) shall be deemed to be [**], respectively. [**] at any time during the term of the Millennium Research Programs as follows: (i) during the first year after a Notice Date,[**] (as determined by Millennium's certified public accountants) to the relevant [**] that Millennium has incurred from the Notice Date to the date [**], including but not limited to [**] which are directly attributable to such [**] (the "External Reimbursement Cost"),[**] (a "Milestone Payment"); (ii) during the second year after a Notice Date, [**] External Reimbursement Cost [**] of any Milestone Payment; (iii) during the third year after a Notice Date,[**] of the Internal Reimbursement Cost [**] of the External Reimbursement Cost [**] of any Milestone Payment; or (iv) anytime during or after the fourth year after a Notice Date until the end of the term of the Millennium Research Program,[**] of the Internal Reimbursement Cost [**] of the External Reimbursement Cost [**] of any Milestone Payment. In the event that [**]

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with respect to a [**] in order to recompense Millennium for relevant pre-Notice
Date expenditures, Lilly shall pay to Millennium, in addition to the other relevant payments set forth above in this Section 5.2(a),[**], reasonably allocable (as determined by Millennium's certified public accountants) to all prior research included in the [**] that Millennium has incurred in the conduct of such research from the date of its inception (as shown by documentation reasonably acceptable to Lilly) to the Notice Date.

     (b) The parties further understand and agree that during the term [**], Millennium, alone or in collaboration with a third party, may undertake (i) genomic research activities primarily designed to identify genetic and other biological markers of disease initiation and progression as well as drug and treatment responsiveness useful for diagnostic, prognostic and pharmacogenetic purposes but which may also yield biological molecules of possible utility as targets or as pharmaceutical products in the Field (a "Millennium Diagnostic Project"), and/or (ii) genomic research activities not designed primarily to yield biological molecules likely to be useful as targets or as pharmaceutical products in the Field but which may yield such biological molecules (the [**]). In the event that (x) a biological molecule with utility as a target or a pharmaceutical product in the Field is identified in the course of a Millennium Diagnostic Project or a [**] during the term of the Millennium Research Program;
(y) Millennium elects to exploit the potential of such biological molecule for therapeutic use in the Field on its own or in collaboration with a third party and (z) Millennium has no prior commitment to a third party concerning the research, development and/or commercialization of such biological molecule, then Millennium shall (1) [**] in the Field of such [**] and (2)[**] regarding the possibility of a [**] concerning the research, development and/or commercialization of such [**] for therapeutic purposes within the Field. Wherever used in this Section 5.2(b), the term "Field" shall be limited in its scope to the areas set forth in subsections (a), (b) and (c) of Section 1.10.

     SECTION 5.3. GENE THERAPY. During the term of the Program, Millennium and Lilly agree to discuss collaborations within the Field and the area of Oncology concerning candidates for gene therapy arising from the Program. The initial opportunity to begin such discussions concerning gene therapy shall arise when a gene that is appropriate for use in gene therapy is discovered in the course of the Millennium Research Program or a [**] and is brought to the attention of the Joint Management Team. When this occurs, the parties shall have a period of [**] in which to decide whether to begin good faith negotiations with each other concerning a potential gene therapy collaboration on such a gene. If the parties decide to

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        Securities and Exchange Commission. Asterisks denote omissions.


collaborate on a gene therapy project, the terms of such collaboration shall be governed by the terms and conditions of a separate agreement.

     If, either (a) a gene described in the preceding paragraph has a potential application only outside of Oncology, (b) the parties choose not to negotiate with each other concerning a collaboration within Oncology, or (c) the parties cannot agree to the terms of a collaboration within Oncology, then each party shall have a co-exclusive right to make, use and sell a Gene Therapy Drug embodying such a gene for all gene therapy applications, both within the Field and outside the Field, within the Territory. Each party shall be entitled to sublicense the co-exclusive rights to make, use and sell each Gene Therapy Drug embodying such gene to one (1) sublicensee per country. Any further licensing of the Gene Therapy Drug embodying such gene shall require the [**]. Each party shall pay the other party a [**] on its Net Sales of the Gene Therapy Product within the Territory. All royalty payments shall be made subject to the provisions of Article VIII of this Agreement. In the event that the total royalty burden of any Gene Therapy Product sold by a party is greater than [**] of the Net Sales of the Gene Therapy Product in the Territory (inclusive of the [**] paid under the terms of this Section 5.3), then that party's royalty payable to the other party shall [**] of the excess over [**] paid by that party; provided, however, the royalty payment to the other party shall not fall below [**] of Net Sales of the Gene Therapy Product in the Territory. Nothing within this Section 5.3 grants Millennium any rights to Candidate Genes, Candidate Protein Drugs or Validated Targets within the Field, except as necessary for Millennium fully to exercise its rights to Gene Therapy Products as granted herein.

     SECTION 5.4. [**]. During the term of the Program and the Lilly Development Program,[**] Products arising from the Millennium Research Program and related to the Field and the area of Oncology under the following circumstances:

     (a) [**] or its development partner [**] (provided that Millennium is made aware of the Lilly [**] product at least three (3) years in advance of the date on which this [**] as specified in this paragraph) which are not being developed by Millennium, a Millennium Affiliate or a commercial partner of Millennium. With respect to each [**] shall become [**] in a Major Market Country for a [**] in the event that Millennium, a Millennium Affiliate or its commercial partner has not earlier submitted the pertinent regulatory approval package for said [**] to the FDA (or its equivalent in any Major Market Country) for marketing approval or, if relevant, is not capable of providing, or is unwilling to provide, [**] of its interest, and the parties shall negotiate the specific terms of such an

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        Securities and Exchange Commission. Asterisks denote omissions.


          agreement in good faith. [**] set forth in this Section 5.4(a), [**] Millennium's Net Sales of the [**] in the Territory.

     (b) The parties acknowledge and agree that promotion by [**] of a [**] associated with a product marketed by [**] or a [**] in development by [**] may advantageously affect the sales of [**] and the associated product or Product. Therefore,[**] related to the Field and the area of [**] on the market related to such [**] or a product or Product in development which is also related to such [**]. The [**] shall not be [**] but shall be [**]. Millennium shall review the position of Lilly and the parties shall negotiate in good faith a [**] with respect to such [**] . Millennium shall [**] on the Net Sales of the [**] in those countries where Lilly co-promotes the [**] , whichever is lower; provided, however, that [**] if Lilly is receiving royalty payments pursuant to Section 5.4(a). Millennium shall also [**] , at Millennium's, its Affiliate's or its partner's [**].

     SECTION 5.5. USE OF PROGRAM GENES, CANDIDATE GENES, AND VALIDATED TARGETS. Pursuant to the grant set forth in Section 5.1(f), Lilly shall have a co- exclusive right (with Millennium) to use Program Genes [**]. In the event that any such use results in the identification of a compound (i) derived from the use of a [**] or (ii) derived from the use of a [**] the clinical development and commercialization of such [**] (where such compound was derived from the use of a Program Gene) or [**] (where such compound was derived from the use of a Candidate Gene or a Validated Target), [**] (Net Sales as redefined for purposes of this Section 5.5 to include amounts invoiced by Lilly [**]); provided however, that (i) in the case of a [**] that is identified through the use of a Program Gene, [**] pursuant to Section 8.3, as if such [**], and (ii) in the case of a [**] that is identified through the use of a Candidate Gene or Validated Target,[**] pursuant to Section 8.3, as if such [**].

     Millennium shall retain a co-exclusive right to use Program Genes [**] and to use Candidate Genes and Validated Targets [**] (including but not limited to any [**]) any work in the Field arising from any resulting compound discovered using a Program Gene or any work [**] arising from any resulting compound discovered using a Candidate Gene or Validated Target.

     SECTION 5.6. THIRD PARTY GENE. The parties agree that during the term of the Program, an isolated gene that has been implicated in a disease or condition in the Field by a third party before or during the term of the Program (a "Third Party Gene") may be designated a Candidate Gene if it is determined by the Joint

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Management Team that the study of such Third Party Gene may lead to further development of such Third Party Gene as a Candidate Gene and Validated Target.

                                   Article VI
                                   ----------

                          Patent Ownership, Protection,
                          Validity and Related Matters
                          ----------------------------

     SECTION 6.1. PATENTABLE INVENTIONS. If a patentable invention related to the Field is conceived in the course of and within the scope of the Program and is reduced to practice within the course of the Program or within twelve (12) months after its expiration or termination, Lilly and Millennium shall discuss that invention and the desirability of filing a United States patent application covering the invention, as well as any foreign counterparts. The party owning the invention shall make the final decision with respect to any such filings. If an invention is made jointly pursuant to 35 U.S.C. ss.116, the Joint Management Team shall determine which party shall file and prosecute the application. If no decision is made regarding which party shall file and prosecute the application covering such jointly owned invention, Lilly shall make the decision.

     SECTION 6.2. OWNERSHIP. Lilly shall own all inventions within the scope of the Program made solely by its employees, and Millennium shall own all inventions within the scope of the Program made solely by its employees. All inventions made jointly by employees of Lilly and employees of Millennium shall be owned jointly by Millennium and Lilly. All patent applications and patents covering any invention made within the scope of the Program shall be owned by the parties or party, as the case may be, that own(s) said invention.

     SECTION 6.3. REVIEW AND COMMENT. Each party shall provide the Joint Management Team with a copy of any patent application which first discloses any specific Program Know-How, including without limitation any DNA fragment, gene, Candidate Gene, Candidate Protein Drug, Validated Target or assay within the Field and/or any IN VITRO or IN VIVO data from such Candidate Genes, Candidate Protein Drug, Validated Targets or assays within the Field prior to filing the first of such applications in any jurisdiction, if possible, for review and comment by the Joint Management Team or its designees. The Joint Management Team and/or its designees shall maintain any such patent application in confidence, pursuant to Article IV.

     SECTION 6.4. NOTICE OF DECISION. If a party decides not to file or maintain an application or patent on its invention, or on a joint invention, in any country, it shall give the other party reasonable notice to this effect. After such notice, the other party may file or maintain the application or patent.


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     SECTION 6.5.   RETENTION OF RIGHTS. Each party shall continue to own and
retain proprietary rights to its Know-How and Patent Rights which are licensed or disclosed under this Agreement except as specifically provided herein.

     SECTION 6.6. PROSECTION AND MAINTENANCE. Each party agrees to prosecute and maintain the Patent Rights owned by it, and to prosecute any interference proceedings with respect to such Patent Rights. Patent Rights jointly owned by the parties shall be prosecuted and maintained, including the prosecution of any interference proceedings with respect thereto, by the party who has decision-making authority with respect thereto under Section 6.1. The party initially responsible for such prosecution and maintenance (the "Initial Responsible Party") shall give notice to the other party of any decision to cease such prosecution and maintenance and, in such case, shall permit the other party at its sole discretion to continue prosecution or maintenance. If the other party elects to continue prosecution or maintenance, the Initial Responsible Party shall execute such documents and perform such acts as may be reasonably necessary for the other party to continue prosecution or maintenance.

     SECTION 6.7. THIRD PARTY INFRINGEMENT. Millennium and Lilly each agrees to take reasonable actions to protect the Program Patent Rights from infringement in the Field and the area of Oncology and to protect the Program Know-How from unauthorized use in or Outside of the Field and the area of Oncology, when, from its own knowledge or upon notice by the other party, the party with knowledge or receiving notice becomes aware of the reasonable probability that such infringement or unauthorized use exists in or Outside of the Field and the area of Oncology.

     SECTION 6.8. COOPERATION. If within sixty (60) days of becoming aware of the reasonable probability of an interference or infringement of the Program Patent Rights in the Field and the area of Oncology or unauthorized use of the Program Know-How in the Field and the area of Oncology, the Initial Responsible Party refuses to institute an infringement suit or take other appropriate action that the other party feels is reasonably required to protect the Program Patent Rights and Program Know-How in the Field and the area of Oncology, the other party shall have the right at its sole discretion to institute such suit or other appropriate action in the name of either or both parties. In such event, the Initial Responsible Party shall cooperate with the other party to the extent reasonably possible.

     SECTION 6.9. NOTICE OF CERTIFICATION. Millennium and Lilly each shall immediately give notice to the other of any certification filed under the U.S. "Drug Price Competition and Patent Term Restoration Act of 1984" claiming that a Program Patent Right is invalid or that any infringement will not arise from the manufacture, use or sale of any product in the Field and the area of Oncology by a third party. If Millennium decides not to bring infringement proceedings against the entity making such a certification, Millennium shall give notice to Lilly of its decision not to bring suit within twenty-one (21) days after receipt of notice of such certification. Lilly

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may then, but is not required to, bring suit against the party that filed the certification. Any suit by Lilly or Millennium shall either be in the name of Lilly or in the name of Millennium, or jointly by Lilly and Millennium, as may be required by law. For this purpose, the party not bringing suit shall execute such legal papers necessary for the prosecution of such suit as may be reasonably requested by the party bringing suit.

     SECTION 6.10. COSTS AND EXPENSES. Lilly shall bear its own costs and expenses in filing, prosecuting, maintaining and extending Lilly Field Patent Rights under this Article VI and shall reimburse Millennium for [**] of Millennium's external costs of filing, prosecuting, maintaining and extending any Millennium Field Patent Rights to which Lilly is licensed under the terms of this Agreement and for which costs are incurred after the Effective Date. The Joint Management Team shall review and have oversight responsibility for all patent matters pertaining to Millennium Field Patent Rights concerning technology relating to the Program.

     SECTION 6.11. NOTICE OF INFRINGEMENT. If the activities of either party in connection with the Program or as the result of making, using or selling a Product in the Field and the area of Oncology result in a claim of patent infringement or other violation of the intellectual property rights of any third party, the party to this Agreement first having notice of that claim shall promptly notify the other party in writing. The notice shall set forth the facts of the claim in reasonable detail. Except as otherwise provided herein, Lilly shall have the primary obligation to defend against said claim (whether or not it arises as a counterclaim in any infringement action commenced by Millennium hereunder) and to prosecute any counterclaims, or any other claims that may arise in connection with such litigation. Millennium shall cooperate with Lilly in such defense and prosecution and shall have the right to be represented by counsel of its own choice. If Lilly shall fail to diligently commence and continue defense against such claim (or prosecution of any claim or counterclaim), Millennium may assume the primary obligation for such defense or prosecution, and Lilly shall cooperate with Millennium and shall have the right to be represented by counsel of its own choice. Notwithstanding the foregoing, if the claim involves an allegation of a violation of the trade secret rights of a third party, the party accused of such violation shall have the obligation to defend against such claim and shall indemnify the other party against all costs associated with such claim.

     SECTION 6.12. LITIGATION EXPENSES. Each party shall assume and pay all of its own out-of-pocket costs incurred in connection with all litigation described in this Article VI, including without limitation, the fees and expenses of that party's counsel.


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     SECTION 6.13.  SETTLEMENT APPROVAL. Neither party shall settle any such proceeding without the approval of the other party, which approval shall not be unreasonably withheld.

     SECTION 6.14. RECOVERY. Any recovery obtained by any party as a result of any proceeding described in this Article VI, by settlement or otherwise, shall be applied in the following order of priority:

     (a) first, to reimburse each party for all litigation costs in connection with such proceeding paid by that party under Section 6.12 and not otherwise recovered; and

     (b)  second,[**].

     SECTION 6.15. PATENT TERM EXTENSIONS. The parties shall cooperate with each other in gaining patent term extension wherever applicable to Program Patent Rights covering Products. The party selling the product shall determine which patents shall be extended. All filings for such extension shall be made by the party to whom the patent is assigned after consultation with the other party, provided, however, that in the event that the party to whom the patent is assigned elects not to file for an extension, such party shall (i) inform the other party of its intention not to file and (ii) grant the other party the right to file for such extension.

                                   Article VII
                                   -----------
                              Commercial Diligence
                              --------------------

     SECTION 7.1. CANDIDATE GENES. After the term of the Program and during the term of the Lilly Development Program, Lilly shall commit resources to continue research on Candidate Genes sufficient to move each Candidate Gene into Validated Target or Candidate Protein Drug status within three (3) years from the date of the termination or expiration of the Program. If a Candidate Gene does not attain Validated Target or Candidate Protein Drug status within said three (3) year period, then Lilly's exclusive right to use said Candidate Gene in the Field and the area of Oncology shall be converted into a co-exclusive right to use said Candidate Gene in the Field and the area of Oncology, subject to the other terms of this Section 7.1. Millennium may thereafter pursue the creation of a Validated Target or the development of a Candidate Protein Drug from said Candidate Gene the Field and the area of Oncology, and retain rights to therapeutic leads found by Millennium using such a Validated Target or to protein therapeutics based on such Candidate Protein Drug, and proceed with the development of such therapeutic products on its own or sublicense the rights to such therapeutic products and [**].


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     Notwithstanding the provisions of the prior paragraph, after the term of the Program and during the term of the Lilly Development Program, [**] of a Validated Target or a Candidate Protein Drug based upon any Candidate Gene if Lilly is [**] which demonstrates [**] if the project succeeds in bringing a Product to the market.

     SECTION 7.2. VALIDATED TARGETS. During the term of the Program and the Lilly Development Program, Lilly shall diligently screen the Validated Targets to discover and develop Products. Lilly shall screen all Validated Targets within [**] of the date upon which the Validated Target milestone is paid to Millennium pursuant to Section 8.2. If a Validated Target is not screened within [**] of the payment of the milestone, then Lilly's exclusive right to use said Validated Target in the Field and the area of Oncology shall be converted into a co-exclusive right to use said Validated Target in the Field and the area of Oncology, subject to the other terms of this Section 7.2. Millennium may thereafter screen such a Validated Target in the Field and the area of Oncology, and retain rights to therapeutic leads found by Millennium using such a Validated Target, and proceed with the development of such compound on its own or sublicense the rights to such a compound and [**]. After a Validated Target is first screened, Lilly shall screen said Validated Target at least once every [**]. For each Validated Target, Lilly will be deemed to be diligent under this
Section 7.2 so long as Lilly presents a compound arising from a screen against such Validated Target to [**] from the use of the Validated Target in a screen. In the event Lilly does not screen against a specific Validated Target within the time period set forth above, or does not present a compound arising from said screen to [**] within the time specified, Lilly's exclusive right to use said Validated Target in the Field and the area of Oncology shall be converted into a co-exclusive right to use said Validated Target in the Field and the area of Oncology, subject to the other terms of this Section 7.2. Millennium may thereafter screen such a Validated Target in the Field and the area of Oncology, provided, however, that such screening efforts shall be deemed to be a Non-Program Field Project subject to Lilly's rights under Section 5.2, except Lilly's rights thereto shall extend for [**] , Millennium may proceed with the development of such compound on its own or sublicense the rights to such a compound and [**].

     Lilly shall not be required to continue to screen a Validated Target [**] from the Program in its development program (defined as a program that has been [**], or its successor) which (i) reacts with said Validated Target or which demonstrates the same clinical utility (and no significant clinical advantages) as a compound which reacts with said Validated Target, and (ii) for which [**] from the Program in its development program or its product portfolio which (i) reacts with the Validated Target or which demonstrates the same clinical utility (and no significant clinical

                                     - 24 -

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        Securities and Exchange Commission. Asterisks denote omissions.


advantages) as a compound which reacts with said Validated Target, and (ii) for which [**]. Furthermore, if Lilly, or its sublicensee, is diligently screening a Validated Target which would lead to compounds with the same clinical utility (and no significant clinical advantages) as a drug identified using other Validated Target, then Lilly's diligent use of the first Validated Target will be deemed to demonstrate diligence for all Validated Targets which would lead to compounds with the same clinical utility (and no significant clinical advantage).

     SECTION 7.3. PROTEIN PRODUCTS. During the term of the Program and the Lilly Development Program, Lilly shall diligently pursue the development of Candidate Protein Drugs by either continuing the development of the Candidate Protein Drug within the Lilly product development program (defined as a program that has been accepted by Lilly's Project Team Approval Committee, or its successor) or by pursuing [**] said Candidate Protein Drug, provided [**] to the diligence requirements of this Section 7.3. Lilly shall review the feasibility of continuing the development of those Candidate Protein Drugs in the development program on a yearly basis. In the event Lilly abandons the development of a Candidate Protein Drug for reasons other than a [**] , Millennium shall have the right to obtain exclusive rights to such a Candidate Protein Drug so long as (i) there are [**] which demonstrate the same clinical utility (and no significant clinical advantages), and (ii) [**].

     In the event [**] with the Candidate Protein Drug, [**] the right to develop and commercialize the Candidate Protein Drug according to the terms set forth in the previous paragraph, or (ii) maintain the exclusive rights to the Candidate Protein Drug and [**].

     SECTION 7.4. COMMERCIALIZATION. Lilly agrees to use commercially reasonable efforts to seek regulatory approval in all Major Market Countries for all Products and, upon receipt of such approval, to market and sell such Product in all Major Market Countries. In the event Lilly enters into an arrangement with a third party concerning research, development, registration, marketing and selling of any Product in a Major Market Country, Lilly shall guarantee the diligence of such third party.


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          Confidential Materials omitted and filed separately with the
        Securities and Exchange Commission. Asterisks denote omissions.


     SECTION 7.5. MILLENNIUM'S RECIPROCAL OBLIGATIONS. In the event Millennium obtains any rights to Candidate Genes, Validated Targets or Candidate Protein Drugs under this Article VII, and thereafter does not demonstrate the same degree of diligence as is required by Lilly in this Article VII, then Millennium's rights to such Candidate Genes, Validated Targets or Candidate Protein Drugs shall revert back to Lilly.

                                  Article VIII
                                  ------------
                                    Payments
                                    --------

     SECTION 8.1. RESEARCH FUNDS. In support of research and development to be conducted by Millennium pursuant to this Agreement, Lilly will make the following payments to Millennium:

     (a) From the Restatement Effective Date through the end of the fifth Contract Year or, if the Millennium Research Program is extended pursuant to Section 2.7, through the end of such extension, Lilly shall pay to Millennium [**] per FTE to fund the Millennium Research Program, as adjusted in the immediately following sentence for periods subsequent to December 31, 1999 (the "FTE Rate"). On each January 1 thereafter, the FTE Rate shall be increased by an amount equal to the percentage increase, if any, in the United States Consumer Price Index (or any comparable successor index thereto) from the immediately preceding January 1. The FTE Rate for all periods prior to the Restatement Effective Date shall remain as stated in the Original Agreement.

     (b) From the Effective Date to March 31, 1997, Millennium shall provide (subject to reasonable ramp-up considerations) and Lilly shall fund up to (but not more than the number of FTEs actually provided by Millennium) [**] FTEs for research. From April 1, 1997 to the Restatement Effective Date, Millennium shall provide (subject to reasonable ramp-up considerations) and Lilly shall fund up to (but not more than the number of FTEs actually provided by Millennium) [**] FTEs for research, provided however, that if, in the reasonable judgment of the majority of the Joint Management Team, there is not research and development of sufficient scientific and commercial merit within the Field to justify all [**] FTEs, this number may be reduced but not below [**] FTEs. From the Restatement Effective Date through the end of the fifth Contract Year, Millennium shall provide and Lilly shall fund up to (but not more than the number of FTEs actually provided by

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        Securities and Exchange Commission. Asterisks denote omissions.


          Millennium) [**] FTEs for research. Millennium shall keep Lilly reasonably informed of its plans for research staffing and shall afford Lilly a reasonable opportunity to review such plans and provide input to Millennium. After the Restatement Effective Date through the end of the fifth Contract Year, Millennium shall ensure, for so long as he remains employed by Millennium, that Andy Shyjan (i) remains assigned as Millennium's leader with respect to Millennium Research Program activities, (ii) devotes at least eighty percent (80%) of his employment efforts to Millennium Research Program activities for the six months immediately following the Restatement Effective Date and
          (iii) devotes one hundred percent (100%) of his employment efforts to Millennium Research Program activities after the date six months subsequent to the Restatement Effective Date, unless the members of the Joint Management Team mutually agree otherwise. After January 1, 1999 through the end of the fifth Contract Year, Millennium shall also ensure that no Millennium employee assigned on a full-time basis to Millennium Research Program activities is reassigned to other activities by Millennium unless (i) Millennium has identified a replacement for such employee prior to such reassignment, (ii) the Joint Management Team has determined that the replacement for such employee has credentials that are acceptably similar to those of the employee to be reassigned and (iii) the Joint Management Team has approved such reassignment, which approval shall not be unreasonably withheld. Millennium shall further ensure that none of the scientists assigned on a full-time basis to the discovery and validation of Candidate Genes and Validated Targets within the Millennium Research Program are at the time completing their post-doctoral fellowships at Millennium. All FTEs shall be deployed by the Joint Management Team in accordance with the provisions of Section 2.3. The numbers set forth above for FTE employees to be provided by Millennium, and funded by Lilly, for research and development from the Effective Date through the end of the Millennium Research Program may be adjusted from time to time by decision of the Joint Management Team, provided, however, that the number of FTEs funded by Lilly shall not be below the minimums set forth above, except by mutual agreement of the parties or as provided by Section 8.1(d), below.

     (c) Within fifty (15) working days of the execution date of the Original Agreement, Lilly shall pay to Millennium the full amount of the level of FTE funding for the first contract quarter (execution date through June 30, 1996). Within five (5) working days of the first day of each contract

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        Securities and Exchange Commission. Asterisks denote omissions.


          quarter, Lilly shall pay to Millennium the total amount due for the upcoming quarter. Within thirty (30) days of the completion of each contract quarter, Millennium shall provide Lilly with a written statement setting forth the actual numbers of FTEs provided and the funds expended during such contract quarter, and shall provide Lilly with a credit for any amounts overpaid by Lilly or bill Lilly for any amounts underpaid during such contract quarter.

     (d) If third party collaborative research expenses incurred by Millennium in support of the Program in any Contract Year exceeds an amount equal to the product of [**] multiplied by the number of FTEs for such Contract Year, then Millennium can request, through and with the approval of the Joint Management Team, that Lilly provide additional funding to reimburse Millennium for such excess collaborative research expenses. Nothing in this Section 8.1 relieves Millennium of its obligations to be responsible for all past and future payments of funding, milestones and royalties arising from Millennium's prior third party research agreements.

     SECTION 8.2. MILESTONES. Upon the achievement of the following milestones, Lilly shall also pay to Millennium the specified milestone payments,[**] in connection with the Net Sales of the Product with respect to which [**]; provided, however, that the [**]:

     (a) The sum of [**] provided that no more than [**] may qualify for this milestone payment [**] under subsection (b) or [**] under subsection
          (c). Upon each and every approval of a [**] , the number of [**] .

     (b)  The sum of [**] for the successful [**] .

     (c)  The sum of [**] for each [**] which has been placed into [**].

     (d)  Upon the [**] or the sum of [**].

     (e) Upon the [**] or its equivalent in the first Major Market Country, the sum of [**] or the sum of [**].

     (f) Upon [**] or its equivalent in the first Major Market Country, the sum of [**] or the sum of [**] .

     If Lilly begins the development of a Product and later ceases development of said Product due to lack of efficacy, potency or adverse reactions found in the course of human clinical trials or the Product is not registered after the filing of an NDA, then [**] which reacts with the same [**] and which [**].

     SECTION 8.3. ROYALTY PAYMENTS TO MILLENNIUM ON PRODUCTS. In addition to the foregoing, with respect to each calendar quarter, Lilly shall pay to Millennium royalties equal to [**] of Net Sales of Products which are [**] of Net Sales of Products

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          Confidential Materials omitted and filed separately with the
        Securities and Exchange Commission. Asterisks denote omissions.


which are [**] of Net Sales of Products which are either [**]; and [**] of Net Sales of Products which are [**] .

     Notwithstanding the terms of the prior paragraph, for any Products that are the result, to any extent, of research conducted by Millennium in a [**] with respect to which [**], conducted in accordance with [**] standards, then [**] of Net Sales of such products which are [**] , except as provided in the following paragraph;[**] of Net Sales of such products which are [**] of Net Sales of such products which are [**] of Net Sales of such products which are [**] . If the compound which is the basis of the [**] of Net Sales of such product.

     In addition, for any [**] that are the result, to any extent, of research conducted by Millennium in a [**] with respect to which [**] conducted in accordance with [**] standards capable of fulfilling such requirements for an [**] (or its equivalent) in any Major Market Country, then [**] of Net Sales of such products which are [**].

     If the Joint Management Team decides that it is desirable to have a third party provide support on the Program (a "Third Party Collaborator"), and in an agreement between Lilly or Millennium and such Third Party Collaborator payment by either Millennium or Lilly of a royalty on the sale of Products is required, then Millennium and Lilly, at that time shall discuss in good faith whether an increase or decrease in the royalty on Net Sales of Products payable to Millennium under this Agreement is appropriate, and if agreed shall negotiate and agree to such an increase or decrease in royalty.

     SECTION 8.4. LENGTH OF ROYALTY PAYMENTS. The royalties payable under Sections 8.3 shall be paid on a country-by-country basis from the date of first commercial sale of each Product in a particular country until the expiration of the last to expire Lilly Field Patent Right or Millennium Field Patent Right owned by Millennium or Lilly or any of their respective Affiliates in such country with respect to which a Valid Claim covers the manufacture, use or sale of such Product, or until ten (10) years after such first commercial sale in such country, whichever is longer.

     SECTION 8.5. ROYALTY ADJUSTMENT. If (i) Lilly sells a Product in any country for which there is no Valid Claim which, if legally enforced, would prevent the making, using or selling of a competing product in that country,
(ii) such competing product is generically equivalent to the Product, and (iii) [**] in any given two (2) year period, as measured against the year prior to the year in which the competing product was introduced, then the royalty payable by Lilly in any such country shall

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          Confidential Materials omitted and filed separately with the
        Securities and Exchange Commission. Asterisks denote omissions.


[**] under Section 8.3 of this Agreement. [**] shall be retroactive to the first year used to calculate the two (2) year period and Lilly's future royalty payments shall be [**] made within the two (2) year period.

     If (i) Lilly sells a Product in any country for which there is no Valid Claim which, if legally enforced, would prevent the making, using or selling of a competing product in that country, (ii) such competing product [**] as the Product, and (iii) [**] in any given two (2) year period, as measured against the year prior to the year in which the competing product was introduced, then the royalty payable by Lilly in any such country shall [**] under Section 8.3 of this Agreement. This [**] shall be retroactive to the first year used to calculate the two (2) year period and Lilly's future royalty payments shall be [**] made within the two (2) year period.

     SECTION 8.6. SALES TO AFFILIATE. Sales of Products between Lilly and its permitted sublicensees or Affiliates, or among such Affiliates and permitted sublicensees, shall not be subject to the royalty, but in such cases the royalty shall be calculated upon Lilly's or its sublicensee's or Affiliate's Net Sales to an independent third party.

     SECTION 8.7. ROYALTIES PAYABLE ONLY ONCE. The obligation to pay royalties is imposed only once with respect to the same unit of Product. Except as specifically provided in this Agreement, it is understood and agreed that there shall be no deductions from the royalties payable hereunder.

                                   Article IX
                                   ----------
                                   Accounting
                                   ----------

     SECTION 9.1. ROYALTY REPORTS. Lilly shall deliver to Millennium within sixty (60) days after the end of each calendar quarter a written accounting, of Lilly's and its Affiliates and sublicensees' sales and other consideration received subject to royalty payment due to Millennium for such quarter. Such quarterly reports shall indicate the Net Sales of Products on a country-by-country basis.

     SECTION 9.2. DELIVERY OF ROYALTY. When Lilly delivers the accounting to Millennium, Lilly shall also deliver all royalty payments due to Millennium for the calendar quarter.

     SECTION 9.3. AUDITS. Lilly shall keep accurate records in sufficient detail to enable the amounts due to Millennium to be determined. Within the term of this Agreement and within one year after its termination, Millennium shall not more than

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        Securities and Exchange Commission. Asterisks denote omissions.


once each year have the right at its expense to have Lilly's independent certified public accountants inspect Lilly's records for any of the two preceding years for the purpose of determining the accuracy of royalty payments. The independent certified accountants shall keep confidential any information obtained during such inspection and shall report to Millennium only the amounts of royalties due and payable. If Lilly has underpaid a royalty amount due under this Agreement by more than five percent (5%), Lilly shall promptly pay the appropriate amount to Millennium and shall also reimburse Millennium for the cost of such audit.

     SECTION 9.4. EXCHANGE RATES. All payments to be made by Lilly to Millennium under this Agreement shall be made in United States dollars. In the case of sales outside the United States, the rate of exchange to be used in computing the amount of currency equivalent in United States dollars due Millennium shall be made using Lilly's then current standard exchange rate methodology, which methodology shall be in conformity with generally accepted accounting principles.

     SECTION 9.5. MILLENNIUM'S OBLIGATIONS. The accounting and payment obligations set forth in this Article IX shall also apply to Millennium in the case of Gene Therapy Products and Diagnostic Products sold by Millennium, its Affiliates or sublicensees, upon which a royalty is due Lilly hereunder, and in which case all references to Lilly shall mean Millennium and all references to Millennium shall mean Lilly.

     SECTION 9.6. WITHHOLDING TAXES. The party who pays a royalty hereunder to the other party shall have no liability for any income taxes levied against such other party on account of such royalties. If laws or regulations require that any such taxes be withheld by the party paying the royalty, such party shall deduct such taxes from the payment due the other party, pay the taxes so withheld to the proper taxing authority, and send proof of payment to the other party within thirty (30) days following such payment. If the other party desires to obtain a refund of any taxes so withheld and paid to a taxing authority, upon request the party who withheld and paid such taxes shall cooperate in the pursuit of such refund.

                                    Article X
                                    ---------
                                Corporate Control
                                -----------------

     In the event that a third party makes an unsolicited offer to purchase all or substantially all of the assets or securities of Millennium or proposes a merger or similar transaction, or in the event that Millennium's Board of Directors determines to seek proposals for or the sale of all or substantially all of the assets of Millennium or the merger or consolidation with a third party, then Millennium, to the extent consistent with applicable law and the fiduciary duties of the Board of Directors of Millennium, as reasonably determined by the Board of Directors of Millennium, shall

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        Securities and Exchange Commission. Asterisks denote omissions.


notify Lilly thereof and shall provide Lilly with the opportunity to engage in discussions with Millennium regarding such a transaction.

                                   Article XI
                                   ----------
                                    Duration
                                    --------

     This Agreement becomes effective as of the Effective Date, may be terminated as set forth in Article XII hereof, and otherwise remains in effect until the expiration of the term of Lilly's or Millennium's obligation to pay royalties. Notwithstanding the foregoing, Article IV and Article V shall remain in effect for the respective periods stated therein.

                                   Article XII
                                   -----------
                                   Termination
                                   -----------

     SECTION 12.1. TERMINATION FOR MATERIAL BREACH. Upon any material breach by either party under this Agreement, the other party may terminate this Agreement by ninety (90) days' written notice to the breaching party, specifying the material breach, default or other defect. The termination becomes effective at the end of the ninety (90) day period unless the breaching party cures the breach during the ninety (90) day period. The parties will use best efforts to work together to cure any breach.

     SECTION 12.2. RIGHTS UPON TERMINATION FOR BREACH. If a party (the "Non-Breaching Party") terminates this Agreement under Section 12.1 following material breach by the other party (the "Breaching Party"), (a) the Breaching Party shall return to the Non-Breaching Party all Confidential Information and materials received from the Non-Breaching Party after the Effective Date, (b) the Breaching Party shall cease all use of the Confidential Information and materials received from the Non- Breaching Party for any purpose, except that the Breaching Party may keep a copy of all documents for record keeping purposes only, (c) the Breaching Party shall deliver to the Non-Breaching Party all data and information developed by the Breaching Party prior to such termination as a result of the Program which can reasonably be viewed as necessary or useful to obtain governmental regulatory approvals, (d) subject to any agreements with third parties, the [**] and shall have [**], and (e) the licenses granted under
Article V to the Breaching Party shall terminate and the licenses granted under
Article V to the Non-Breaching Party shall continue.

     SECTION 12.3. VOLUNTARY TERMINATION BY AGREEMENT. The parties may agree to terminate the Millennium Research Program at any time after the first twenty-four (24) months of the Program. If the Millennium Research Program is voluntarily

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terminated under this Section 12.3, all rights and obligations under this
Agreement concerning the making, using or selling of all Candidate Genes, Candidate Protein Drugs and Validated Targets already produced by the Program, and any future Products arising therefrom, shall not be affected by the termination of the Program. Following any termination of the Millennium Research Program under this Section 12.3, Millennium shall have the right to undertake, either alone or in collaboration with a third party, research, development and commercialization in the Field, including research, development and commercialization that utilizes Millennium Field Know-How and/or is covered by Millennium Field Patent Rights, other than research, development and commercialization in the Field exclusively related to Candidate Genes, Candidate Protein Drugs and Validated Targets already produced by the Program and any future Products arising therefrom.

     SECTION 12.4. KEY PERSONNEL. During the term of the Millennium Research Program,[**] , for any reason, Lilly may voluntarily terminate the Millennium Research Program upon thirty (30) days written notice to Millennium if within one hundred twenty (120) days following the departure of the last to leave of said individuals Millennium is unable to select replacements for such individuals that are reasonably acceptable to Lilly. If the Millennium Research Program is voluntarily terminated under this Section 12.4, all rights and obligations under this Agreement concerning the making, using or selling of all Candidate Genes, Candidate Protein Drugs and Validated Targets already produced by the Program, and any future Products arising therefrom, shall not be affected by the termination of the Program. Following any termination of the Millennium Research Program under this Section 12.4, Millennium shall have the right to undertake, either alone or in collaboration with a third party, research, development and commercialization in the Field, including research, development and commercialization that utilizes Millennium Field Know-How and/or is covered by Millennium Field Patent Rights, other than research, development and commercialization in the Field exclusively related to Candidate Genes, Candidate Protein Drugs and Validated Targets already produced by the Program and any future Products arising therefrom.

     SECTION 12.5. CHANGE OF CONTROL. Lilly may terminate the Millennium Research Program upon thirty (30) days written notice if at any time majority control of Millennium is acquired by any health care company or any other party reasonably deemed to be a competitor of Lilly. If the Millennium Research Program is voluntarily terminated under this Section 12.5, all rights and obligations under this Agreement concerning the making, using or selling of all Candidate Genes, Candidate Protein Drugs and Validated Targets already produced by the Program, and any future Products arising therefrom, shall not be affected by the termination of the

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        Securities and Exchange Commission. Asterisks denote omissions.


Program. Following any termination of the Millennium Research Program under this
Section 12.5, Millennium shall have the right to undertake, either alone or in collaboration with a third party, research, development and commercialization in the Field, including research, development and commercialization that utilizes Millennium Field Know-How and/or is covered by Millennium Field Patent Rights, other than research, development and commercialization in the Field exclusively related to Candidate Genes, Candidate Protein Drugs and Validated Targets already produced by the Program and any future Products arising therefrom.

     SECTION 12.6. VOLUNTARY TERMINATION BY LILLY. If at any time after the first thirty-six (36) months of the Millennium Research Program, Lilly decides to voluntarily terminate the Millennium Research Program, Lilly may do so by providing to Millennium ninety (90) days notice of such termination, and by paying to Millennium the value of the FTE payments which otherwise would have been due between the date of such notice and the twelve (12) month period following such notice. If the Millennium Research Program is voluntarily terminated under this Section 12.6, all rights and obligations under this Agreement concerning the making, using or selling of all Candidate Genes, Candidate Protein Drugs and Validated Targets already produced by the Program, and any future Products arising therefrom, shall not be affected by the termination of the Program. Following any termination of the Millennium Research Program under this Section 12.6, Millennium shall have the right to undertake, either alone or in collaboration with a third party, research, development and commercialization in the Field, including research, development and commercialization that utilizes Millennium Field Know-How and/or is covered by Millennium Field Patent Rights, other than research, development and commercialization in the Field exclusively related to Candidate Genes, Candidate Protein Drugs and Validated Targets already produced by the Program and any future Products arising therefrom.

     SECTION 12.7. RESIDUAL RIGHTS. Upon expiration or early termination of this Agreement, except as provided herein to the contrary, all rights and obligations of the parties shall cease, except as follows:

     (a) Obligations to pay royalties and other sums accruing hereunder up to the date of termination;

     (b) The right to complete the manufacture and sale of Products, which qualify as "work in process" under generally accepted cost accounting standards or which are in stock at the date of termination, and the obligation to pay royalties on Net Sales of such products;

     (c) The obligation to pay milestones as achieved and royalties with respect to Products;

     (d) All provisions regarding confidentiality shall continue in full force and effect;

     (e) Obligations for record keeping and accounting reports for so long as Products are sold. At such time after termination of this Agreement

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        Securities and Exchange Commission. Asterisks denote omissions.


          when sales or other dispositions of products have ceased, Lilly shall render a final report along with any royalty payment due;

     (f) Millennium's (and/or Lilly's) rights to inspect books and records as described in Article IX;

     (g)  Obligations of defense and indemnity;

     (h) Obligations set forth in Sections 6.10-6.14 but only with respect to those causes of action which accrued prior to such termination;

     (i) Any cause of action or claim of Millennium or Lilly accrued or to accrue because of any breach or default by the other party hereunder;

     (j) All other terms, provisions, representations, rights and obligations contained in this Agreement that by their sense and context are intended to survive until performance thereof by either or both parties.

     SECTION 12.8. RIGHTS TO WORK IN PROCESS. Within three (3) months following the expiration of the Millennium Research Program, Lilly may designate any potential Candidate Gene as a Candidate Gene, any potential Candidate Protein Drug as a Candidate Protein Drug and/or any potential Validated Target as a Validated Target, provided, however, that at the time of such designation(s) Lilly shall pay to Millennium the appropriate milestone payment(s) set forth in
Article XVII. Upon any such designation(s), each designated Candidate Gene, Candidate Protein Drug and/or Validated Target shall be subject to all terms and conditions of this Agreement that relate to any Candidate Gene, Candidate Protein Drug and/or Validated Target.

                                  Article XIII
                                  ------------
                        Product Liability Indemnification
                        ---------------------------------

     Lilly agrees to defend Millennium at Lilly's cost and expense, and will indemnify and hold Millennium and its directors, officers, employees and agents (the "Millennium Indemnified Parties") harmless from and against any losses, costs, damages, fees or expenses arising out of any claim relating to personal injury from the development, manufacture, use, sale or other disposition of any Product. In the event of any such claim against the Millennium Indemnified Parties by any party, Millennium shall promptly notify Lilly in writing of the claim and Lilly shall manage and control, at its sole expense, the defense of the claim and its settlement. The Millennium Indemnified Parties shall cooperate with Lilly and may, at their option and expense, be represented in any such action or proceeding. Lilly shall not be liable for any litigation costs or expenses incurred by the Millennium Indemnified parties without Lilly's prior written authorization. In addition, Lilly shall not be responsible for the indemnification of any Millennium Indemnified Party arising from any negligent or intentional acts by such party.

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        Securities and Exchange Commission. Asterisks denote omissions.



                                   Article XIV
                                   -----------
                    Good Faith Negotiation/Dispute Resolution
                    -----------------------------------------

     Any controversy, claim, or dispute arising out of or relating to this Agreement shall be settled if possible through good faith negotiations between the parties. Only if such efforts are not successful shall such dispute be resolved by arbitration (if agreed by the parties) or litigation.

                                   Article XV
                                   ----------
                                  Governing Law
                                  -------------

     This Agreement shall be construed and the respective rights of the parties hereto determined according to the substantive laws of the State of Delaware notwithstanding the provisions governing conflict of laws under such Delaware law to the contrary.

                                   Article XVI
                                   -----------
                                   Assignment
                                   -----------

     Neither party may assign this Agreement in whole or in part without the consent of the other, except if such assignment occurs in connection with the sale or transfer of all or substantially all of the business and assets of Millennium or Lilly.

                                  Article XVII
                                  ------------
                                   Insolvency
                                   ----------

     The parties hereto intend that the Agreement shall not be deemed an executory contract under the Bankruptcy or Insolvency laws of the United States.

                                  Article XVIII
                                  -------------
                                   Amendments
                                   ----------

     This Agreement constitutes the entire agreement between the parties and supersedes all previous arrangements whether written or oral, including the Original Agreement, as amended. Any amendment or modification to this Agreement shall be made in writing signed by both parties.

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        Securities and Exchange Commission. Asterisks denote omissions.



                                   Article XIX
                                   -----------
                                     Notices
                                     -------

     Notices to Millennium shall be addressed to:

                        Millennium Pharmaceuticals, Inc.
                        238 Main Street
                        Cambridge, Massachusetts 02142

                        Attention: Chief Executive Officer
                        Facsimile No.: [(617) 621-0264]

          with a copy to:

                        Attention:  Legal Department

     Notices to Lilly shall be addressed to:

                        Eli Lilly and Company, Inc.
                        Lilly Corporate Center
                        Indianapolis, Indiana 46285

                        Attention:    Vice-President, Oncology Discovery
                                      and Clinical Development Research

                        Facsimile No.:  (317) 277-3652

          with a copy to:

                        Attention:  General Counsel

     Either party may change its address by giving notice to the other party in the manner herein provided. Any notice required or provided for by the terms of this Agreement shall be in writing and sent by registered or certified mail, return receipt requested, postage prepaid and properly addressed in accordance with the paragraph above. The effective date of notice shall be the actual date of receipt by the party receiving the same.

                                   Article XX
                                   ----------
                                  Force Majeure
                                  -------------

     No failure or omission by the parties hereto in the performance of any obligation of this Agreement shall be deemed a breach of this Agreement or create

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        Securities and Exchange Commission. Asterisks denote omissions.


any liability if the same shall arise from any cause or causes beyond the control of the parties, including, but not limited to, the following: acts of God; acts or omissions of any government; any rules, regulations or orders issued by any governmental authority or by any officer, department, agency or instrumentality thereof; fire; storm; flood; earthquake; accident; war; rebellion; insurrection; riot; and invasion and provided that such failure or omission resulting from one of the above causes is cured as soon as is practicable after the occurrence of one or more of the above-mentioned causes.

                                   Article XXI
                                   -----------
                         Representations and Warranties
                         ------------------------------

     SECTION 21.1. REPRESENTATION OF AUTHORITY. Millennium and Lilly each represents and warrants to the other that as of the date of execution hereof it has full right, power and authority to enter into this Agreement, including the right to grant the licenses and sublicenses granted under Articles V hereof and provide the Know- How under Articles III hereof, including the biological materials, subject to the limitations set forth in this Section 21.1. Millennium has furnished Lilly with a copy of all license agreements and options pertaining to the Millennium Field Patent Rights and Millennium Field Know-How existing as of the Effective Date, and by its execution and delivery of the Original Agreement, Lilly agreed to be bound by the terms of such agreements to the extent required thereby.

     SECTION 21.2. OUTSTANDING AGREEMENTS. Appendix B lists all material outstanding options, licenses or agreements of any kind between Millennium and any third party relating to Millennium Field Patent Rights and Millennium Field Know- How as of the Effective Date.

     SECTION 21.3. KNOWLEDGE OF PENDING OR THREATENED LITIGATION. Each party represents and warrants to the other that it is not aware of any pending or threatened litigation (and has not received any communication) which alleges that such party's activities in the Field to date have violated, or by conducting its business as currently proposed under the Program contemplated herein would violate, any of the intellectual property rights of any other person. To the best of each party's knowledge, there is no material unauthorized use, infringement or misappropriation of any of its intellectual property rights licensed hereunder to the other party.

     SECTION 21.4. EMPLOYEE OBLIGATIONS. Each party represents and warrants that all of its employees, officers, and consultants have executed agreements or have existing obligations under law requiring, in the case of employees and officers, assignment to such party of all inventions made during the course of and as the result of their association with such party and obligating the individual to maintain as confidential such party's Confidential Information as well as confidential

                                     - 38 -

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          Confidential Materials omitted and filed separately with the
        Securities and Exchange Commission. Asterisks denote omissions.


information of a third party which such party may receive, to the extent required to support such party's obligations under this Agreement.

                                  Article XXII
                                  ------------
                              Public Announcements
                              --------------------

     SECTION 22.1. PRESS RELEASES AND ANNOUNCEMENTS. Any announcements or similar publicity with respect to the execution of this Agreement shall be agreed between the parties in advance of such announcement. Lilly understands that this Agreement and Millennium's efforts hereunder are likely to be of significant interest to investors, analysts and others, and Millennium therefore intends to make such public announcements with respect thereto. Millennium agrees that any such announcement will not contain confidential business or technical information and, if disclosure of confidential business or technical information is required by law or regulation, will make reasonable efforts to minimize such disclosure and obtain confidential treatment for any such information which is disclosed to a governmental agency or group. Each party agrees to provide to the other party a copy of any public announcement as soon as reasonably practicable under the circumstances prior to its scheduled release. Except under extraordinary circumstances, each party shall provide the other with an advance copy of any press release at least five (5) working days prior to the scheduled disclosure. Each party shall have the right to expeditiously review and recommend changes to any announcement regarding this Agreement or any studies carried out under this Agreement. Except as otherwise required by law, the party whose press release has been reviewed shall remove any information the reviewing party reasonably deems to be inappropriate for disclosure.

     SECTION 22.2. PUBLICATIONS. The parties acknowledge that scientific lead time is a key element of the value of the research to be performed under this Agreement and further agree that scientific publications must be strictly monitored to prevent any adverse effect of premature publication. The Joint Management Team will establish a procedure for publication review and approval and each party shall first submit to the Joint Management Team an early draft of all such publications, whether they are to be presented orally or in written form, at least sixty (60) days prior to submission for publication. The Joint Management Team shall review each such proposed publication in order to avoid the unauthorized disclosure of a party's Confidential Information and to preserve the patentability of inventions arising from the research performed in the course of the Program. If, within thirty (30) days of receipt of an advance copy of a party's proposed publication, the Joint Management Team informs such party that its proposed publication contains Confidential Information of the other party, then such party shall delete such Confidential Information from its proposed publication. If, within thirty (30) days of receipt of an advance copy of a party's proposed publication, the Joint Management Team informs such party that its proposed publication could be expected to have a material adverse effect on any Program Patent Rights or Program Know-How, then such party shall

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          Confidential Materials omitted and filed separately with the
        Securities and Exchange Commission. Asterisks denote omissions.


delay such proposed publication, sufficiently long to permit the timely preparation and filing of a patent application(s) on the information involved. If, within forty five (45) days of receipt of an advance copy of a party's proposed publication, the Joint Management Team fails to approve of such party's proposed publication, then such proposed publication shall be regarded as denied by the Joint Management Team and shall not be published.

                                  Article XXIII
                                  -------------
                              Additional Agreements
                              ---------------------

     SECTION 23.1. INDEPENDENT CONTRACTORS. It is understood and agreed that the relationship between the parties hereunder is that of independent contractors and that nothing in this Agreement shall be construed as authorization for either Lilly or Millennium to act as agent for the other. Members of the Joint Management Team shall be, and shall remain, employees of Millennium or Lilly, as the case may be. Neither party shall incur any liability for any act or failure to act by members of the Joint Management Team who are employees of the other party.

     SECTION 23.2. CONSENTS NOT UNREASONABLY WITHHELD. Whenever provision is made in this Agreement for either party to secure the consent or approval of the other, that consent or approval shall not unreasonably be withheld, and whenever in this Agreement provisions are made for one party to object to or disapprove a matter, such objection or disapproval shall not unreasonably be exercised.

     SECTION 23.3. NO STRICT CONSTRUCTION. This Agreement has been prepared jointly and shall not be strictly construed against either party.

     SECTION 23.4. HEADINGS. The captions or headings of the Sections or other subdivisions hereof are inserted only as a matter of convenience or for reference and shall have no effect on the meaning of the provisions hereof.

     SECTION 23.5. SEVERANCE OF CLAUSES. Each party agrees that, should any provision of this Agreement be determined by a court of competent jurisdiction to violate or contravene any applicable law or policy, such provision will be severed or modified by the court to the extent necessary to comply with the applicable law or policy, and such modified provision and the remainder of the provisions hereof will continue in full force and effect.

     SECTION 23.6. NO WAIVER. The waiver of a breach hereunder may be effected only by a writing signed by the waiving party and shall not constitute a waiver of any other breach.

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          Confidential Materials omitted and filed separately with the
        Securities and Exchange Commission. Asterisks denote omissions.



     IN WITNESS WHEREOF, this Agreement is executed this 28 day of December, 1998 to be effective as of the Effective Date.

ELI LILLY AND COMPANY, INC.                 MILLENNIUM PHARMACEUTICALS, INC.

By:   /S/AUGUST M. WATANABE, M.D.           By: /S/STEVEN H. HOLTZMAN
      -----------------------------             ----------------------
      August M. Watanabe, M.D.                  Steven H. Holtzman
      Vice President and President,             Chief Business Officer
      Lilly Research Laboratories
      December 28, 1998                         December 28, 1998

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          Confidential Materials omitted and filed separately with the
        Securities and Exchange Commission. Asterisks denote omissions.


                                   APPENDIX A

                           Millennium Research Program












                                 To be provided.